Exhibit 99.1

6 Campus Drive • Parsippany, NJ • 07054
(201) 934-5000 • Fax: (201) 934-8880
Alteon

FOR IMMEDIATE RELEASE	Contact: Investor Relations
201-818-5537

ALTEON SIGNS AGREEMENTS FOR SALE OF APPROXIMATELY $1.4 MILLION IN
COMMON STOCK PIPE TRANSACTION

Parsippany, New Jersey, September 13, 2006 - Alteon Inc. (AMEX: ALT) announced today that it has entered into definitive agreements to sell $1.4 million of common stock. The agreements are subject to customary closing conditions.

The PIPE financing includes new and existing institutional investors, in which Alteon will sell approximately 9.5 million Units, consisting of common stock and warrants, for net proceeds after expenses and fees of approximately $1.3 million. Each Unit consists of one share of Alteon common stock and one warrant to purchase one share of Alteon common stock. The Units are being sold at a price of $0.15 per Unit and the warrants are exercisable, commencing 6 months from the date of issuance, for a period of 5 years at an exercise price of $0.1875 per share. The shares of common stock and warrants to be offered and sold in the financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, and may not be offered or sold in the United States without registration under or exemption from the Securities Act, or any applicable securities laws. The Company has agreed to file a registration statement with the SEC for the resale of the shares of common stock and the shares of common stock underlying the warrants sold in the PIPE transaction. Rodman & Renshaw, LLC served as placement agent in this transaction.

Alteon intends to use the net proceeds from the sale of the common stock to fund the ongoing and planned Phase 2 clinical development programs of ALT-2074, and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alteon

Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent the inflammatory aspects of cardiovascular disease and diabetes. The Company has identified several promising product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.

The Company's lead drug candidate, alagebrium, is a product of its drug discovery and development program. Alagebrium has demonstrated potential efficacy in two clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. It has been tested in approximately 1,000 patients in a number of Phase 1 and Phase 2 clinical trials. The Company's goal is to develop alagebrium in diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients, and alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials.

The Company's portfolio also includes orally bioavailable, organoselenium mimics of glutathione peroxidase that metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Alteon’s lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to a diagnostic assay that identifies the large subset of diabetic patients at highest risk for cardiovascular complications, because of a defect in oxidized lipid metabolism that results in increased cardiovascular inflammation.

For more detailed information about Alteon’s research and development, please visit Alteon’s website at www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to Alteon's ability to obtain sufficient funding to continue as a going concern and continue the development of alagebrium and ALT-2074, technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption "Risk Factors" in Alteon's Annual Report on Form 10-K for the year ended December 31, 2005 and in its subsequent Quarterly Reports on Form 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.